Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Third Quarter Financial Results
Dallas, May 7 — Peerless Mfg. Co. (Nasdaq: PMFG), (the “Company”), today reported its financial results for the three and nine months ended March 31, 2007.
Revenues for the three months ended March 31, 2007 were $20.2 million, an increase of $2.1 million, or 11.4%, compared to revenues of $18.1 million for the three months ended March 31, 2006. The Company recorded net earnings of $982,000 or $0.30 per diluted share in the current quarter, compared to net earnings of $915,000 or $0.29 per diluted share for the three months ended March 31, 2006. Net earnings for the third quarter of fiscal 2007 were impacted by higher operating expenses related to the increase in sales activity during the quarter that pushed the backlog to $88 million, the implementation cost of an integrated ERP system and the cost of the Company’s initial year compliance with Sarbanes-Oxley.
Separation / Filtration Systems segment revenues for the three months ended March 31, 2007 were $11.3 million, a decrease of $287,000, or 2.5%, compared to revenues of $11.6 million for the three months ended March 31, 2006. The Separation / Filtration Systems segment operating income was $1.8 million, an increase of $395,000, compared to an operating income of $1.4 million for the three months ended March 31, 2006.
Environmental Systems segment revenues for the three months ended March 31, 2007 were $8.8 million, an increase of $2.4 million, or 36.3%, compared to revenues of $6.5 million for the three months ended March 31, 2006. The Environmental Systems segment operating income was $1.5 million, an increase of $73,000, compared to an operating income of $1.4 million for the three months ended March 31, 2006.
Revenues for the nine months ended March 31, 2007 were $48.9 million, an increase of $7.6 million, or 18.5%, compared to revenues of $41.3 million for the nine months ended March 31, 2006. Net earnings were $1.9 million, or $0.59 per diluted share for the nine months ended March 31, 2007, compared to a net loss of ($599,000) or ($0.20) per diluted share for the same period last year.
Separation / Filtration Systems segment revenues for the nine months ended March 31, 2007 were $32.9 million, an increase of $5.0 million, or 17.9%, compared to revenues of $27.9 million for the same period last year. The Separation / Filtration Systems segment operating income was $4.7 million, an increase of $2.6 million, compared to an operating income of $2.1 million for the same period last year.
Environmental Systems segment revenues for the nine months ended March 31, 2007 were $16.0 million, an increase of $2.6 million, or 19.6%, compared to revenues of $13.4 million for the nine months ended March 31, 2006. The Environmental Systems segment operating income was $2.3 million for the nine months ended March 31, 2007, an increase of $876,000, compared to an operating income of $1.4 million for the same period last year.
At March 31, 2007, the Company reported net assets of $29.3 million, working capital of $26.2 million and a current ratio of 2.0 to 1.0.
Mr. Peter J. Burlage, Chief Executive Officer of the Company, stated, “We are pleased to report a strong third quarter in revenues and net earnings. The market demand for products across our Separation / Filtration and

Environmental Systems segments is strong with high order entry levels that have pushed our backlog to $88 million, more than double the $40 million backlog at July 1, 2006, the first day of the current fiscal year. A majority of the existing backlog is scheduled to ship by June 30, 2008. The Company’s financial position is showing continued improvement and we believe our liquidity and capital resources are more than sufficient to meet the Company’s needs.”
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company headquartered in Dallas, Texas, markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in such forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
http://www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
Operating Results	March 31,		March 31,
	2007	2006	2007	2006
Continuing Operations
Revenues	$20,191	$18,121	$48,920	$41,297
Cost of goods sold	13,597	12,778	33,427	30,455

Gross profit	6,594	5,343	15,493	10,842
Operating expenses	5,173	3,890	12,890	11,868

Operating income (loss)	1,421	1,453	2,603	(1,026)
Other income	92	63	309	302
Income tax benefit (expense)	(531)	(513)	(1,022)	246

Net earnings (loss) from continuing operations	982	1,003	1,890	(478)

Loss from discontinued operations, net of tax	—	(88)	—	(121)

Net earnings (loss)	$982	$915	$1,890	$(599)

Earnings (Loss) per Share
Basic — continuing operations	$0.31	$0.32	$0.60	$(0.16)
Basic — discontinued operations	—	(0.03)	—	(0.04)

	$0.31	$0.30	$0.60	$(0.20)

Diluted — continuing operations	$0.30	$0.32	$0.59	$(0.16)
Diluted — discontinued operations	—	(0.03)	—	(0.04)

	$0.30	$0.29	$0.59	$(0.20)

	Certain earnings (loss) per share amounts may not total due to rounding.

Condensed Balance Sheet Information	March 31,	June 30,
	2007	2006
Current assets	$51,569	$45,172
Total Assets	$54,652	$48,159
Current Liabilities	$25,387	$22,242
Shareholders’ equity	$29,265	$25,917